Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Third Quarter Ended September 30, 2014 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — October 30, 2014 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2014 and the declaration of a cash dividend.

For the third quarter ended September 30, 2014, net operating revenues increased 4.9% to $758.1 million, compared to $722.8 million for the same quarter, prior year.  Income from operations was $66.0 million for the third quarter ended September 30, 2014, compared to $62.4 million for the same quarter, prior year.  Net income attributable to Select Medical was $26.5 million for the third quarter ended September 30, 2014, compared to $23.3 million for the same quarter, prior year.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the third quarter ended September 30, 2014 was $86.8 million, compared to $80.4 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the third quarter ended September 30, 2014 was $0.20 on a fully diluted basis compared to income per common share of $0.17 for the same quarter, prior year.  The results for the quarters ended September 30, 2014 and 2013 both reflect Medicare changes that became effective on April 1, 2013, including (i) a 2% reduction in Medicare payments that was implemented as part of the automatic reduction in federal spending mandated under the Budget Control Act of 2011 (the “Sequestration Reduction”), and (ii) an increase from 25% to 50% in the multiple procedure payment reduction for therapy services as mandated by the American Taxpayer Relief Act of 2012 (the “MPPR Reduction”).

For the nine months ended September 30, 2014, net operating revenues increased 2.9% to $2,293.4 million compared to $2,229.5 million for the same period, prior year.  Income from operations was $226.7 million for the nine months ended September 30, 2014, compared to $233.2 million for the same period, prior year.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations by $22.6 million for the Sequestration Reduction and $6.9 million for the MPPR Reduction for the nine months ended September 30, 2014.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations by $16.6 million for the Sequestration Reduction and $3.6 million for the MPPR Reduction for the nine months ended September 30, 2013.  Net income attributable to Select Medical was $94.9 million for the nine months ended September 30, 2014, compared to $85.5 million for the same period, prior year.  Net income attributable to Select Medical for the nine months ended September 30, 2014 and 2013 includes losses on early retirement of debt, net of tax, of $1.4 million and $11.5 million, respectively.  Adjusted EBITDA for the nine months ended September 30, 2014 decreased 0.5% to $285.0 million compared to $286.5 million for the same period, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the nine months ended September 30, 2014 was $0.71 on a fully diluted basis compared to income per common share of $0.61 for the nine months ended September 30, 2013.  Excluding the loss related to the early retirement of debt and its related tax effects in both periods, adjusted income per common share was $0.72 per diluted share for the nine months ended September 30, 2014 compared to $0.69 per diluted share for the nine months ended September 30, 2013.  A reconciliation of net income per share to adjusted net income per share for both the nine months ended September 30, 2014 and 2013 is presented in table IX of this release.

Specialty Hospitals

For the third quarter ended September 30, 2014, net operating revenues for the specialty hospital segment increased 4.5% to $556.3 million, compared to $532.6 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospital segment increased 7.5% to $81.0 million for the third quarter ended September 30, 2014, compared to $75.3 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 14.6% for the third quarter ended September 30, 2014, compared to 14.1% for the same quarter, prior year.  Certain specialty hospital key statistics for both the third quarter ended September 30, 2014 and 2013 are presented in table VI of this release.

For the nine months ended September 30, 2014, net operating revenues for the specialty hospital segment increased 1.8% to $1,678.8 million compared to $1,649.7 million for the same period, prior year.  The Sequestration Reduction reduced net operating revenues and income from operations for the segment by approximately $21.3 million and $15.9 million for the nine months ended September 30, 2014 and 2013, respectively.  Adjusted EBITDA for the specialty hospital segment for the nine months ended September 30, 2014 decreased 1.2% to $261.8 million compared to $265.0 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 15.6% for the nine months ended September 30, 2014, compared to 16.1% for the same period, prior year.  Certain specialty hospital key statistics for both the nine months ended September 30, 2014 and 2013 are presented in table VII of this release.

Outpatient Rehabilitation

For the third quarter ended September 30, 2014, net operating revenues for the outpatient rehabilitation segment increased 6.0% to $201.7 million, compared to $190.2 million for the same quarter, prior year.  Adjusted EBITDA for the segment for the third quarter ended September 30, 2014 increased 6.4% to $23.0 million, compared to $21.6 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 11.4% for both the third quarter ended September 30, 2014 and 2013.  Certain outpatient rehabilitation key statistics for both the third quarter ended September 30, 2014 and 2013 are presented in table VI of this release.

For the nine months ended September 30, 2014, net operating revenues for the outpatient rehabilitation segment increased 6.0% to $614.4 million compared to $579.4 million for the same period, prior year.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations for the segment by approximately $1.3 million for the Sequestration Reduction and $6.9 million for the MPPR Reduction for the nine months ended September 30, 2014.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations for the segment by approximately $0.7 million for the Sequestration Reduction and $3.6 million for the MPPR Reduction for the nine months ended September 30, 2013.  Adjusted EBITDA for the segment for the nine months ended September 30, 2014 increased 5.6% to $74.4 million compared to $70.5 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 12.1% for the nine months ended September 30, 2014 compared to 12.2% for the same period, prior year.  Certain outpatient rehabilitation key statistics for both the nine months ended September 30, 2014 and 2013 are presented in table VII of this release.

Stock Repurchase Program

The board of directors of Select Medical has authorized a $500.0 million stock repurchase program that will remain in effect until December 31, 2016, unless extended by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  Select Medical is funding this program with cash on hand and borrowings under Select’s revolving credit facility.  Select Medical did not repurchase shares during the three months ended September 30, 2014.  During the nine months ended September 30, 2014, Select Medical repurchased 11,285,714 shares at a cost of $127.5 million, or $11.30 per share.  Since the inception of the program through September 30, 2014, Select Medical has repurchased 34,891,794 shares at a cost of approximately $301.1 million, or $8.63 per share, which includes transaction costs.

Dividends

On October 29, 2014, Select Medical’s board of directors declared a cash dividend of $0.10 per share.  The dividend will be payable on or about December 1, 2014 to stockholders of record as of the close of business on November 19, 2014.

There is no assurance that future dividends will be declared or the timing or amount of any future dividend. The declaration and payment of dividends in the future are at the sole discretion of our board of directors after taking into account various factors, including our financial condition, operating results, available cash and current and anticipated cash needs and applicable restrictions in our debt documents.

Business Outlook

Select Medical is providing the following business outlook for its fourth quarter and year ending December 31, 2014. Select Medical expects consolidated net operating revenues for the fourth quarter 2014 to be in the range of $765.0 million to $785.0 million, which would result in expected full year 2014 net operating revenues to be in the range of $3.058 billion to $3.078 billion.  Select Medical expects Adjusted EBITDA for the fourth quarter 2014 to be in the range of $85.0 million to $90.0 million, which would result in expected full year 2014 Adjusted EBITDA to be in the range of $370.0 million to $375.0 million.  Select Medical expects fully diluted income per common share for the fourth quarter 2014 to be in the range of $0.19 to $0.22, which would result in expected full year 2014 adjusted income per common share, which excludes the loss on retirement of debt and its related tax effects, to be in the range of $0.91 to $0.94, and fully diluted income per common share to be in the range of $0.90 to $0.93.

The business outlook includes an increase in our expected startup losses in the fourth quarter 2014 at our long term acute care hospitals (LTCHs) recently opened and under development of $3.0 million, which is based on CMS guidance issued on October 10, 2014 that addressed the exception provisions related to the moratorium on LTCHs, LTCH satellites and LTCH beds under The Protecting Access to Medicare Act of 2014.  Such guidance, which was issued by the Survey and Certification Group at CMS’s Central Office, provided that any LTCH that establishes a new satellite based upon meeting the criteria for an exception to the moratorium, must reduce beds elsewhere in the LTCH in order to operate beds in the new satellite location.  To avoid a reduction in beds, Select Medical may open certain hospitals previously intended to be satellites as new LTCHs.

Conference Call

Select Medical will host a conference call regarding its third quarter results and its business outlook on Friday, October 31, 2014, at 9:00 am EDT. The domestic dial-in number for the call is 1-877-415-3177.  The international dial-in number is 1-857-244-7320. The passcode for the call is 97048260. The conference call will be webcast simultaneously and can be accessed at Select Medical’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59 pm EST, November 7, 2014. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 18700007. The replay can also be accessed at Select Medical’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of September 30, 2014, Select Medical operated 113 long term acute care hospitals and 16 acute medical rehabilitation hospitals in 28 states and 1,023 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                        changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                        the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	2014	% Change

Net operating revenues	$722,845	$758,069	4.9%

Costs and expenses:
Cost of services	617,281	644,392	4.4%
General and administrative	17,740	19,719	11.2%
Bad debt expense	9,262	10,357	11.8%
Depreciation and amortization	16,163	17,584	8.8%

Income from operations	62,399	66,017	5.8%

Equity in earnings (losses) of unconsolidated subsidiaries	(179)	1,988	N/M
Interest expense	(21,252)	(21,753)	2.4%

Income before income taxes	40,968	46,252	12.9%

Income tax expense	15,761	17,956	13.9%

Net income	25,207	28,296	12.3%

Less: Net income attributable to non-controlling interests	1,935	1,766	(8.7)%

Net income attributable to Select Medical Holdings Corporation	$23,272	$26,530	14.0%

Income per common share:
Basic	$0.17	$0.20
Diluted	$0.17	$0.20

Dividends per share	$0.10	$0.10

Weighted average shares outstanding:
Basic	136,646	126,639
Diluted	136,793	127,029

N/M = Not Meaningful

II.  Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	2014	% Change

Net operating revenues	$2,229,473	$2,293,409	2.9%

Costs and expenses:
Cost of services	1,867,915	1,926,037	3.1%
General and administrative	53,065	57,219	7.8%
Bad debt expense	27,429	32,490	18.5%
Depreciation and amortization	47,872	51,009	6.6%

Income from operations	233,192	226,654	(2.8)%

Loss on early retirement of debt	(18,747)	(2,277)	N/M
Equity in earnings of unconsolidated subsidiaries	1,447	4,135	185.8%
Interest expense	(66,614)	(64,032)	(3.9)%

Income before income taxes	149,278	164,480	10.2%

Income tax expense	57,391	63,823	11.2%

Net income	91,887	100,657	9.5%

Less: Net income attributable to non-controlling interests	6,417	5,742	(10.5)%

Net income attributable to Select Medical Holdings Corporation	$85,470	$94,915	11.1%

Income per common share:
Basic	$0.61	$0.71
Diluted	$0.61	$0.71

Dividends per share	$0.20	$0.30

Weighted average shares outstanding:
Basic	136,879	129,706
Diluted	137,040	130,177

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2013	September 30, 2014
Assets

Cash	$4,319	$11,029

Accounts receivable, net	391,319	411,502

Current deferred tax asset	17,624	13,366

Other current assets	41,140	48,175

Total Current Assets	454,402	484,072

Property and equipment, net	509,102	524,843

Goodwill	1,642,633	1,641,228

Other identifiable intangibles	71,907	72,247

Other assets	139,578	139,687

Total Assets	$2,817,622	$2,862,077

Liabilities and Equity

Payables and accruals	$353,959	$366,245

Current portion of long-term debt	17,565	9,289

Total Current Liabilities	371,524	375,534

Long-term debt, net of current portion	1,427,710	1,525,730

Non-current deferred tax liability	96,287	94,873

Other non-current liabilities	91,875	91,530

Total Liabilities	1,987,396	2,087,667

Redeemable non-controlling interests	11,584	10,704

Total equity	818,642	763,706

Total Liabilities and Equity	$2,817,622	$2,862,077

IV.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended September 30, 2013 and 2014

(In thousands, unaudited)

	2013	2014
Operating Activities
Net Income	$25,207	$28,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,163	17,584
Provision for bad debts	9,262	10,357
Equity in losses (earnings) of unconsolidated subsidiaries	179	(1,988)
Gain from sale of assets and businesses	(174)	(1,379)
Non-cash stock compensation expense	1,866	3,271
Amortization of debt discount, premium and issuance costs	1,919	1,802
Deferred income taxes	662	1,569
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(5,405)	31,325
Other current assets	(1,748)	3,426
Other assets	(3,355)	1,195
Accounts payable	9,463	(8,067)
Accrued expenses	30,664	14,069
Income taxes	8,379	(3,325)
Net cash provided by operating activities	93,082	98,135

Investing activities
Purchases of property and equipment	(17,369)	(22,857)
Proceeds from sale of assets	518	—
Investment in businesses	(3,714)	(2,960)
Distributions from unconsolidated subsidiaries	—	11,939
Acquistion of businesses, net of cash acquired	(677)	(757)
Net cash used in investing activities	(21,242)	(14,635)

Financing activities
Borrowings on revolving credit facility	125,000	160,000
Payments on revolving credit facility	(165,000)	(230,000)
Payments on credit facility term loans	(2,053)	—
Borrowings of other debt	2,329	925
Principal payments on other debt	(2,794)	(4,647)
Proceeds from (repayment of) bank overdrafts	(12,026)	13,618
Debt issuance costs	(237)	—
Dividends paid to common stockholders	(13,966)	(13,104)
Repurchase of common stock	(963)	(1,557)
Proceeds from issuance of common stock	—	248
Proceeds from issuance of non-controlling interests	—	185
Distributions to non-controlling interests	(1,605)	(1,279)
Net cash used in financing activities	(71,315)	(75,611)

Net increase in cash and cash equivalents	525	7,889

Cash and cash equivalents at beginning of period	8,768	3,140
Cash and cash equivalents at end of period	$9,293	$11,029

Supplemental Cash Flow Information
Cash paid for interest	$6,525	$8,675
Cash paid for taxes	$6,145	$19,713

V.  Condensed Consolidated Statement of Cash Flows

For the Nine Months Ended September 30, 2013 and 2014

(In thousands, unaudited)

	2013	2014
Operating Activities
Net Income	$91,887	$100,657
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,872	51,009
Provision for bad debts	27,429	32,490
Equity in earnings of unconsolidated subsidiaries	(1,447)	(4,135)
Gain from sale of assets and businesses	(93)	(1,236)
Loss on early retirement of debt	18,747	2,277
Non-cash stock compensation expense	5,403	7,391
Amortization of debt discount, premium, and issuance costs	6,507	5,651
Deferred income taxes	3,854	2,844
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(89,237)	(52,924)
Other current assets	(7,642)	491
Other assets	(3,211)	(2,267)
Accounts payable	6,798	2,276
Accrued expenses	7,678	(17)
Income taxes	560	(4,203)
Net cash provided by operating activities	115,105	140,304

Investing activities
Purchases of property and equipment	(45,331)	(73,350)
Proceeds from sale of assets	518	—
Investment in businesses	(32,430)	(3,135)
Distributions from unconsolidated subsidiaries	—	11,939
Acquisition of businesses, net of cash acquired	(848)	(1,211)
Net cash used in investing activities	(78,091)	(65,757)

Financing activities
Borrowings on revolving credit facility	580,000	675,000
Payments on revolving credit facility	(645,000)	(655,000)
Borrowings on credit facility term loans, net of discount	298,500	—
Payments on credit facility term loans	(594,668)	(33,994)
Issuance of 6.375% senior notes, includes premium	600,000	111,650
Repurchase of senior floating rate notes	(167,300)	—
Repurchase of 7 5/8% senior subordinated notes	(70,000)	—
Borrowings of other debt	9,238	7,036
Principal payments on other debt	(7,467)	(11,696)
Proceeds from (repayments of) bank overdrafts	(10,401)	10,304
Debt issuance costs	(18,820)	(4,434)
Dividends paid to common stockholders	(27,929)	(40,257)
Repurchase of common stock	(10,946)	(129,057)
Proceeds from issuance of common stock	—	5,545
Proceeds from issuance of non-controlling interests	—	185
Distributions to non-controlling interests	(3,072)	(3,119)
Net cash used in financing activities	(67,865)	(67,837)

Net increase (decrease) in cash and cash equivalents	(30,851)	6,710

Cash and cash equivalents at beginning of period	40,144	4,319
Cash and cash equivalents at end of period	$9,293	$11,029

Supplemental Cash Flow Information
Cash paid for interest	$60,439	$47,782
Cash paid for taxes	$52,977	$65,184

VI.  Key Statistics

For the Three Months Ended September 30, 2013 and 2014

(unaudited)

	2013	2014	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	108	113
Rehabilitation hospitals (a)	15	16
Total specialty hospitals	123	129

Net operating revenues (,000)	$532,610	$556,335	4.5%

Number of patient days (b)	336,120	332,120	(1.2)%

Number of admissions (b)	13,778	13,787	0.1%

Net revenue per patient day (b)(c)	$1,471	$1,543	4.9%

Adjusted EBITDA (,000)	$75,280	$80,950	7.5%

Adjusted EBITDA margin	14.1%	14.6%

Outpatient Rehabilitation
Number of clinics — end of period	997	1,023

Net operating revenues (,000)	$190,223	$201,720	6.0%

Number of visits (d)	1,196,893	1,239,932	3.6%

Revenue per visit (d)(e)	$103	$103	0.0%

Adjusted EBITDA (,000)	$21,619	$23,012	6.4%

Adjusted EBITDA margin	11.4%	11.4%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VII.  Key Statistics

For the Nine Months Ended September 30, 2013 and 2014

(unaudited)

	2013	2014	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	108	113
Rehabilitation hospitals (a)	15	16
Total specialty hospitals	123	129

Net operating revenues (,000)	$1,649,747	$1,678,793	1.8%

Number of patient days (b)	1,017,157	1,004,049	(1.3)%

Number of admissions (b)	41,740	41,524	(0.5)%

Net revenue per patient day (b)(c)	$1,516	$1,546	2.0%

Adjusted EBITDA (,000)	$265,020	$261,788	(1.2)%

Adjusted EBITDA margin	16.1%	15.6%

Outpatient Rehabilitation

Number of clinics — end of period	997	1,023

Net operating revenues (,000)	$579,404	$614,368	6.0%

Number of visits (d)	3,577,114	3,704,504	3.6%

Revenue per visit (d)(e)	$104	$104	0.0%

Adjusted EBITDA (,000)	$70,506	$74,433	5.6%

Adjusted EBITDA margin	12.2%	12.1%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VIII.  Net Income to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2013 and 2014

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Net income	$25,207	$28,296	$91,887	$100,657
Income tax expense	15,761	17,956	57,391	63,823
Loss on early retirement of debt	—	—	18,747	2,277
Interest expense	21,252	21,753	66,614	64,032
Equity in losses (earnings) of unconsolidated subsidiaries	179	(1,988)	(1,447)	(4,135)
Stock compensation expense:
Included in general and administrative	1,258	2,650	3,685	5,840
Included in cost of services	608	549	1,718	1,479
Depreciation and amortization	16,163	17,584	47,872	51,009
Adjusted EBITDA	$80,428	$86,800	$286,467	$284,982

Specialty hospitals	$75,280	$80,950	$265,020	$261,788
Outpatient rehabilitation	21,619	23,012	70,506	74,433
Other (a)	(16,471)	(17,162)	(49,059)	(51,239)
Adjusted EBITDA	$80,428	$86,800	$286,467	$284,982

(a)   Other primarily includes general and administrative costs.

IX.  Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Nine Months Ended September 30, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	Per Share (a)	2014	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$85,470	$0.62	$94,915	$0.73
Earnings allocated to unvested restricted stockholders	(1,802)	(0.01)	(2,519)	(0.02)
Net income available to common stockholders	83,668	0.61	92,396	0.71

Adjustment for early retirement of debt:
Loss on early retirement of debt	18,747	0.13	2,277	0.02
Estimated income tax benefit (b)	(7,248)	(0.05)	(925)	(0.01)
Earnings allocated to unvested restricted stockholders	(243)	(0.00)	(36)	(0.00)

Adjusted net income available to common stockholders	$94,924	$0.69	$93,712	$0.72
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.69		$0.72

Weighted average common shares outstanding:
Basic		136,879		129,706
Diluted		137,040		130,177

(a) Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted  income per common share - diluted shares, which is based on diluted shares outstanding.

(b) Represents the estimated tax benefit on the adjustments to net income.